Exhibit 99.1

Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215
NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO ANNOUNCES RECORD YEARLY AND QUARTERLY RESULTS

Q4 2008 Net Income Up 89.7% on 20.1% Increase in Sales vs 2007

LAKE SUCCESS, NY – September 5, 2008 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fourth quarter and fiscal year ended June 30, 2008.

Net sales for the fourth quarter were $104.7 million, an increase of 20.1% from $87.2 million in the year ago quarter. This represents the second consecutive quarter of record quarterly sales. Gross profit increased 46.8% to $24.2 million in the 2008 fiscal quarter compared to $16.5 million in the 2007 quarter. SG&A expenses increased 16.8% to $12.5 million from $10.7 million. Net income increased 89.7% to $8.0 million, or $0.32 per diluted share, up from $4.2 million or $0.17 per diluted share in the 2007 quarter.

Net sales for the year ended June 30, 2008 were $359.6 million, a 14.7% increase from $313.5 million for fiscal 2007. Gross profit for fiscal 2008 was $67.3 million, an increase of 23.5% from $54.5 million. Net income was $13.5 million, or $0.54 per diluted share for fiscal 2008, compared to $10.2 million, or $0.41 per diluted share in fiscal 2007.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto stated, “We are extremely pleased with the record operating results that we have achieved. For the second consecutive fiscal year, net sales and gross profit both reached record levels.  Looking at the fiscal fourth quarter, we reported record levels of net sales, gross profit, net income and earnings per share.  Operating income in the fourth quarter of 2008 increased 104.3%, driven by the 20.1% increase in net sales, leading to the 89.7% increase in net income and the $0.32 per diluted share which far surpassed both the $0.17 for the fiscal 2007 quarter and the $0.21 guidance that we provided with our third quarter results.”

Commenting on Aceto’s various business segments, Mr. Schwartz continued “During the quarter, all of our businesses performed well, particularly Health Sciences and Crop Protection, as evidenced by the across the board increase in sales.  Our Health Sciences segment grew 34.9% from the 2007 comparable quarter as a result of increased sales from both our foreign and domestic operations. The Health Sciences segment was especially profitable for Aceto, generating approximately 71% of our fiscal 2008 fourth quarter gross profit. The sales increase can be attributed to increased volume of business for existing products, some of which were more profitable than others. Sales in our Chemicals & Colorants business segment showed only a very modest increase.  Sales in our Crop Protection segment increased 19.5% from the 2007 comparable quarter, largely the result of increased sales of a herbicide that is primarily used on peanuts and an increase in sales of our sprout inhibitor products, which are utilized on potato crops.”

Updating the status of Aceto’s current Strategic Initiatives, Mr. Schwartz commented:

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Companion animal vaccines - The animal challenge retesting has been completed and the results, which confirm the results of the first set of tests that the vaccine is efficacious, have been submitted to the USDA. In addition, we have submitted the protocol for the field safety test to the USDA for their review which we believe is the final major step in the approval process. Please be reminded that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.

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Entering the Japanese pharmaceutical market – We are pleased to announce that we have received our second order for a pharmaceutical intermediate from a Japanese pharmaceutical manufacturer. Japan is a difficult market to enter with high barriers to entry, particularly in the very conservative pharmaceutical industry there. As such, we are particularly encouraged by our early successes and are enhancing our resources there to continue to move forward into the market and particularly, to pursue business opportunities for the large number of sample requests that we have received.

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Finished dosage form generic drugs –Our slow movement here has been caused by the need to comply with Medicare, Medicaid and private insurance reimbursements to enable us to succeed in our business model of sourcing products directly from offshore generic pharmaceutical companies and sell directly to the large retail pharmacies, rather than selling to other generic companies or distributors. We have now created an in-house capability to do this and are expecting this issue to be resolved soon. At such time, we expect to go to market with three products.

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Globalization of our nutraceutical business –I am please to say that the globalization of our nutraceutical business has been accomplished with the establishment of our pan European sales organization and the integration of our Singapore operation. We are now moving forward quickly to secure as much business as possible.

Mr. Schwartz added, “As we look to expand Aceto’s global markets and grow our core businesses, we look to move into marketplaces which appear to be attractive for our business model.  One such opportunity is Vietnam where we have been granted a license to sell medicines, medical devices and active pharmaceutical ingredients to the pharmaceutical industry.  We currently have two sales representatives in Vietnam and are in the process of forming a representative office there.  In fiscal 2008, we had sales of almost $8 million in Vietnam and as we move forward, we will commit the necessary resources to grow our business in this vibrant marketplace.”

Mr. Schwartz concluded, “We ended the fourth quarter of fiscal 2008 with working capital of $128.8 million, no long-term bank debt and shareholders’ equity of $140.4 million.  This level of working capital provides us with the financial strength to capitalize on the sourcing opportunities in highly volatile markets (China and India) and at the same time continue to move our strategic initiatives and other activities forward along with our newly created R&D work.

Since the globalization of Aceto in 1996, which since its founding in 1947 had been a manufacturers representative business with virtually all sales in the US, the Company has developed into a globally integrated, highly technically capable independent distributor. This globalization consisted of establishment of our office in Shanghai, acquisitions of a US distribution company from Witco, the Schweizerhall US distribution business, the 2001 acquisition of Schweizerhall Pharma with business locations in Germany, France, Holland, Singapore, India and Hong Kong, the 2004 acquisition of Pharma Waldhof from Roche, and most recently, the creation of our Indian headquarters and the establishment of Aceto Japan. During this time period, the Company created a highly efficient and capable global technical/ regulatory and sourcing organization second to none, while continuing to develop and enhance the entrepreneurial culture among its 225 employees.  As such, we remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth and not forgetting that we need to continue to focus on strong cost controls.

CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, September 5, 2008. Interested parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 59494379).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, September 5, 2008 until 5:00 p.m. ET on Monday, September 8, 2008.  Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 59494379for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including selling finished dosage form generic drugs, providing vaccines for companion animals, entering into the Japanese pharmaceutical market, the globalization of our nutraceutical business, committing the necessary resources to grow the Company’s business in Vietnam, capitalizing on the sourcing opportunities in highly volatile markets (China and India), and prospects for long-term growth.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per-share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$104,703	$87,183	$359,591	$313,473
Cost of sales	80,483	70,689	292,286	258,980
Gross profit	24,220	16,494	67,305	54,493
Gross profit %	23.13%	18.92%	18.72%	17.38%

Selling, general and
administrative expenses	12,498	10,696	45,422	39,418
Research and development expenses	(126)	-	506	11
Operating income	11,848	5,798	21,377	15,064

Other income, net of interest expense	279	76	812	359

Income before income taxes	12,127	5,874	22,189	15,423
Provision for income taxes	4,150	1,668	8,716	5,211
Net income	$7,977	$4,206	$13,473	$10,212

Net income per common share	$0.33	$0.17	$0.55	$0.42

Diluted net income per common share	$0.32	$0.17	$0.54	$0.41

Weighted average shares outstanding:
Basic	24,356	24,326	24,346	24,305
Diluted	24,788	24,793	24,800	24,711

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	June 30, 2008	June 30, 2007

Assets
Current Assets:
Cash and cash equivalents	$46,515	$32,320
Investments	548	3,036
Trade receivables: less allowances for doubtful
accounts: June 30, 2008 $477; and June 30, 2007 $491	68,220	58,206
Other receivables	4,819	3,123
Inventory	71,109	60,679
Prepaid expenses and other current assets	817	1,128
Deferred income tax asset, net	1,756	2,541

Total current assets	193,784	161,033

Long-term notes receivable	347	449
Property and equipment, net	4,307	4,406
Property held for sale	6,978	5,268
Goodwill	1,987	1,820
Intangible assets, net	5,421	5,817
Deferred income tax asset, net	4,098	5,958
Other assets	5,321	3,727

Total Assets	$222,243	$188,478

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$43,480	$32,539
Short term bank loans	-	25
Note payable - related party	500	500
Accrued expenses	19,948	14,154
Deferred income tax liability	1,070	885
Total current liabilities	64,998	48,103

Long-term liabilities	7,034	6,684
Environmental remediation liability	7,578	5,816
Deferred income tax liability	1,751	2,746
Minority interest	473	302
Total liabilities	81,834	63,651

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,446 and 24,330 shares outstanding at
June 30, 2008 and June 30, 2007, respectively)	256	256
Capital in excess of par value	56,832	56,854
Retained earnings	81,778	74,419
Treasury stock, at cost:
(1,198 and 1,314 shares at June 30, 2008 and
June 30 2007, respectively)	(11,571)	(12,693)
Accumulated other comprehensive income	13,114	5,991
Total shareholders' equity	140,409	124,827

Total liabilities and shareholders' equity	$222,243	$188,478